Stephen J. Scherf, CPA
Asterion, Inc.
c/o Walker Nell Consultants, Inc.
1515 Market Street, Suite 1720
Philadelphia, PA 19102
215.569.1660

Privileged and Confidential

April 8, 2009

John McCarey, EVP/CFO
PRWT Services, Inc.
1835 Market Street
Suite 800
Philadelphia, PA 19103

Re: Valuation of PRWT and Subsidiaries

Dear Mr. McCarey:

Asterion, Inc. ("Asterion") was engaged to provide a valuation of the stockholders' equity of PRWT Services, Inc. ("PRWT Services") and its subsidiaries, U.S. Facilities, Inc. ("USF") and Cherokee Pharmaceuticals, LLC ("Cherokee") (collectively the "Company" or "PRWT") on a minority, non-marketable basis as of November 1, 2008. Asterion understands that the analysis was used primarily by the Company for purposes of providing employees of the Company with stock based compensation.

Asterion consents to allow the Company to use the following language for its Form S4 in regards to Asterion's role in estimating the fair market value used in determining the exercise prices of the Company's common stock options:

"The Board of Directors relied upon a valuation report provided by Asterion, Inc., an independent, third-party valuation firm, delivered in connection with the stock issuance."

Should you have any questions or comments please feel free to contact us for further clarification.

Stephen J. Scherf